As filed with the Securities and Exchange Commission on December 19, 2019.

Registration No. 333-205259

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1671412 (I.R.S. Employer Identification No.)
12110 Sunset Hills Road, Suite 600 Reston, VA (Address of Principal Executive Offices)	20190 (Zip Code)
__________________

NII HOLDINGS, INC. 2015 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Shana C. Smith, Esq.
Vice President, General Counsel and
Corporate Secretary
NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, VA 20190
(703) 390-5100
___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

    Large accelerated filer ☐                  Accelerated filer ☑
Non-accelerated filer ☐                 Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

•
Registration Statement No. 333-205259, pertaining to the registration and sale of 5,263,158 shares of common stock of NII Holdings, Inc. (the “Company”) in connection with the 2015 Incentive Compensation Plan (the “Plan”).

On December 18, 2019, the Company completed the sale of Nextel Telecomunicações Ltda., its sole remaining operating asset (the “Transaction”). In connection with the Transaction, all remaining equity grants made in connection with the Plan vested. On December 18, 2019, in connection with the Company’s plan to dissolve following closing of the Transaction (the “Dissolution”), the Company notified the Nasdaq stock market of its intent to delist the Company’s common stock effective on or about January 9, 2020.

As a result of the Transaction and Dissolution, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia on this 19th day of December, 2019.

NII HOLDINGS, INC.

By:	/s/ Shana C. Smith
Shana C. Smith, Esq. Vice President, General Counsel and Corporate Secretary

No other person is required to sign this post-effective amendment on behalf of the registrant in reliance upon Section 478 of the Securities Act of 1993.